Exhibit 23.1

KNOWLEDGE FOR TODAY ... VISION FOR TOMORROW

222 EAST MARKET STREET, P.O. BOX 1407, NEW ALBANY, INDIANA 47150 • PHONE: 812.945.2311 • FAX: 812.945.2603

We consent to the incorporation by reference in th is Registration Statement of First Savings Financial Group, Inc. (the "Company") on Form S-4 of our report dated December 14, 2021 on our audits of the consolidated financial statements of the Company as of September 30, 202 1 and 2020 and for each of the years in the three-year period ended September 30, 202 1 and internal control over financial reporting of the Company as of September 30, 202 1, which report is included in the Annual Report on Form 10-K of the Company for the year ended September 30, 2021. We also consent to the reference to our firm under the caption “Experts” in the Prospectus included in this Registration Statement.

New Albany, Indiana

May 27, 2022